Exhibit 8.1

Subsidiaries of the Registrant

All of the below entities are organized and do business in the People’s Republic of China.

e-Future (Beijing) Royalstone Information Technology Inc.

Beijing Fuji Biaoshang Information Technology Inc.

Beijing Wangku Hutong Information Technology Co. Ltd.